Exhibit 99.2

FOR IMMEDIATE RELEASE

February 17, 2005

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

Beth Ardoin, Director of Communications (337) 521-4701

IBERIABANK Corporation Names New Director

Lafayette, LA - IBERIABANK Corporation, the holding company of the 117-year-old IBERIABANK (http://www.iberiabank.com), announced today that David H. Welch has joined its Board of Directors.

Welch is President, Chief Executive Officer and Director of Stone Energy Corporation. Stone Energy is a $1.3 billion market cap public company. Since joining Stone, he has led the company in closing over $300 million in strategic acquisitions, raised $200 million in long term debt, diversified the company’s asset portfolio, created the organizational capability to operate in the deepwater of the Gulf of Mexico, and formed a strategic exploration joint venture with Kerr McGee.

“Dave is an exciting addition to our Board,” says Daryl Byrd, President and CEO of IBERIABANK Corporation. “He brings tremendous national and international perspective of the energy industry and large corporate Board experience. As a native of Louisiana, he understands the dynamics of our state and our individual markets. We are pleased to add another high caliber professional who brings another dimension to our Board.”

Prior to joining Stone Energy, he served as Sr. Vice President of B.P. North America, President of BP Alaska Canada Gas, President of BP Deepwater Gulf of Mexico, President of Amoco Gulf Group, Director of Amoco Worldwide Strategic Planning, Chief negotiator for the formation of the Amoco Shell Joint Venture, Altura Ltd., and has worked in various other managerial, technical and commercial positions. Before Amoco, Welch was a professor at Tulane University and spent five years as an engineer and economist with the U.S. Geological Survey.

He has served on the Boards of: Alberta Nature Conservancy (Chairman), the Greater Houston Partnership, New Orleans Business Council, United Way of New Orleans, American Petroleum Institute, Executive Committee of National Oceans Industry, Offshore Energy Center and President of the Spindletop Youth Charities.

Originally from Monroe, Louisiana, Welch completed BS and MS work in Petroleum Engineering at Louisiana State University and the Colorado School of Mines. He earned a PhD from Tulane University, completed a dissertation World Oil Market Economics and received a certificate from the Advanced Management Program at Harvard University. He has also completed numerous executive development programs, including Organizational Capability at Stanford and Business and Liberal Arts at Cambridge.

Welch and his wife, Cynthia, reside in Lafayette.

IBERIABANK Corporation is the third largest Louisiana-based bank holding company. IBERIABANK operates 42 full service branch offices in Acadiana, the greater New Orleans area, the Monroe/Ruston region, Baton Rouge and downtown Shreveport. Total assets at December 31, 2004, were $2.4 billion and deposits were $1.8 billion. To learn more about IBERIABANK, visit us on the web at www.iberiabank.com.